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Exhibit 23.1(c)

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-4 of MSW Energy Holdings II LLC and MSW Energy Finance Co. II, Inc. of our report dated March 29, 2004 relating to the consolidated balance sheet and related consolidated statements of operations, members' equity and cash flows of Ref-Fuel Holdings LLC and Subsidiaries at December 31, 2002 and the results of their operations and their cash flows for the period from January 1, 2003 through December 12, 2003 and for the years ended December 31, 2002 and 2001, which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

Florham Park, New Jersey
May 27, 2004

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  Exhibit 23.1(c)
CONSENT OF INDEPENDENT ACCOUNTANTS